INVESTMENT ADVISORY AGREEMENT

ADVISORY AGREEMENT, dated April 17, 2026, between Harding, Loevner Funds, Inc., a Maryland corporation (the “Fund”), on behalf of the International Developed Markets Select Equity ETF (the “Portfolio”), and Harding Loevner LP, a Delaware limited partnership (the “Adviser”).

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1. Attorney-in-Fact. The Fund appoints the Adviser as its attorney-in-fact to invest and reinvest the assets of the Portfolio, as fully as the Fund itself could do. The Adviser hereby accepts this appointment.

2. Duties of the Adviser. (a) The Adviser shall be responsible for managing the investment portfolio of the Portfolio, including, without limitation, providing investment research, advice and supervision, determining which portfolio securities shall be purchased or sold by the Portfolio, purchasing and selling securities on behalf of the Portfolio and determining how voting and other rights with respect to portfolio securities of the Portfolio shall be exercised, subject in each case to the control of the Board of Directors of the Fund (the “Board”) and in accordance with the objective, policies and principles of the Portfolio set forth in the Registration Statement, as amended, of the Fund, the requirements of the Investment Company Act of 1940, as amended, (the “Act”) and other applicable law. In performing such duties, the Adviser shall provide such office space, and such executive and other personnel as shall be necessary for the investment operations of the Portfolio. In managing the Portfolio in accordance with the requirements set forth in this paragraph 2, the Adviser shall be entitled to act upon advice of counsel to the Fund or counsel to the Adviser.

(b) Subject to Section 36 of the Act, the Adviser shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Portfolio and the performance of its duties under this Agreement except for losses arising out of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s Registration Statement under the Act and the Securities Act of 1933 except for information about the Adviser contained in the Prospectuses included as part of such Registration Statement supplied by the Adviser for inclusion therein. The Fund agrees to indemnify and hold the Adviser harmless from and against all claims, losses, costs, damages and expenses, including reasonable fees and expenses for counsel, incurred by it resulting from any claim, demand, action or suit in connection with or arising out of any action or omission by the Adviser in the performance of this Agreement except for those claims, losses, costs, damages and expenses resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c) The Adviser and its officers may act and continue to act as investment advisers and managers for others (including, without limitation, other investment companies), and nothing in this Agreement will in any way be deemed to restrict the right of the Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others will not be deemed to violate or give rise to any duty or obligation to the Fund.

(d) Except as provided in Section 5, nothing in this Agreement will limit or restrict the Adviser or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own account or accounts. The Fund acknowledges that the Adviser and its officers, affiliates or employees, and its other clients may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for the account of the Portfolio. The Adviser will have no obligation to acquire for the Portfolio a position in any investment which the Adviser, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, if in the sole discretion of the Adviser, it is not feasible or desirable to acquire a position in such investment for the account of the Portfolio, provided that the Adviser shall have acted in good faith and in a manner deemed equitable to the Portfolio. The Adviser represents that it has adopted a code of ethics complying with the requirements of Rule 17j-1 under the Act and Section 204A of the Investment Advisers Act of 1940 and the Adviser agrees to furnish a copy of such code of ethics to the Directors of the Fund.

(e) If the purchase or sale of securities consistent with the investment policies of the Portfolio and one or more other clients serviced by the Adviser is considered at or about the same time, transactions in such securities will be allocated among the Portfolio and clients in a manner deemed fair and reasonable by the Adviser. Although there is no specified formula for allocating such transactions, the various allocation methods used by the Adviser, and the results of such allocations, are subject to periodic review by the Board.

3. Expenses. The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement. During the term of this Agreement, the Adviser shall pay all of the expenses of the Portfolio, except for (i) the fee payment under this Agreement, (ii) interest expenses, (iii) taxes, (iv) acquired fund fees and expenses, (v) brokerage fees, (vi) costs of holding shareholder meetings, (vii) consultant fees, (viii) litigation and indemnification and (ix) extraordinary expenses not incurred in the ordinary course of the Portfolio’s business (collectively, the “Excluded Expenses”). For the avoidance of doubt, the Adviser’s payment of Portfolio expenses (other than the Excluded Expenses) may be accomplished through the Portfolio’s payment of such expenses and a corresponding reduction in the fee payable to the Adviser pursuant to Paragraph 4 hereof; provided, however, that if the amount of expenses paid by the Portfolio exceeds the fee payable to the Adviser pursuant to Paragraph 4 hereof, the Adviser will reimburse the Portfolio for such excess amount.

4. Compensation. (a) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser promptly at the end of each calendar month, a fee, calculated on each day during such month, at an annual rate of 0.70% of the Portfolio’s average daily net assets. The Adviser shall be entitled to receive during any month such interim payments of its fee hereunder as the Adviser shall request, provided that no such payment shall exceed 50% of the amount of such fee then accrued on the books of the Portfolio and unpaid. In addition to the foregoing, the Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Portfolio for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser. Any such fee reduction or undertaking may be discontinued or modified by the Adviser at any time.

(b) If the Adviser shall serve hereunder for less than the whole of any month, the fee payable hereunder shall be prorated.

(c) For purposes of this Section 4, the “average daily net assets” of the Portfolio shall mean the average of the values placed on that Portfolio’s net assets on each day pursuant to the applicable provisions of the Fund’s Registration Statement, as amended.

5. Purchase and Sale of Securities. The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Adviser shall deem appropriate in order to carry out the policy with respect to the allocation of portfolio transactions as set forth in the Registration Statement of the Fund, as amended, or as the Board may direct from time to time. The Adviser will use its reasonable efforts to execute all purchases and sales with dealers and banks on a best net price basis. The Adviser will consider the full range and quality of services offered by the executing broker or dealer when making these determinations. Without limiting the generality of the foregoing, brokers shall be selected on the basis of their overall assistance in terms of execution capabilities and research services, provided that their commission schedules are competitive with other firms providing similar services. Neither the Adviser nor any of its officers, affiliates or employees will act as principal or receive any compensation from the Portfolio in connection with the purchase or sale of investments for the Portfolio other than the fee referred to in Paragraph 4 hereof.

6. Term of Agreement. This Agreement shall continue in full force and effect until two years from the date the Portfolio commences operations, and will continue in effect from year to year thereafter if such continuance is approved in the manner required by the Act or applicable exemptive rules or relief by the Securities and Exchange Commissions (“SEC”), provided that this Agreement is not otherwise terminated. The Adviser may terminate this Agreement at any time, without the payment of any penalty, upon 60 days’ written notice to the Fund. The Fund may terminate this Agreement at any time, without the payment of any penalty, on 60 days’ written notice to the Adviser by vote of either the majority of the directors of the Board who are not interested persons of the Fund (the term “non-interested” for this purpose having the meaning defined in Section 2(a)(19) of the Act) (“Non-Interested Directors”) or a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Portfolio. This Agreement will automatically terminate in the event of its assignment (the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the Act).

7. Changes in Membership. The Adviser is a limited partnership and, pursuant to the Investment Advisers Act of 1940, shall notify the Fund of any change in the membership of such partnership within a reasonable time after the change.

8. Notices. Any notice or other communication authorized or required hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be addressed to the Fund at 400 Crossing Boulevard, Fourth Floor, Bridgewater, New Jersey 08807, Attention: Legal and Compliance; and to The Northern Trust Company, 333 South Wabash Avenue, Chicago, Illinois 60604, Attention: Funds Center C58. Either party may designate a different address by notice to the other party. Any such notice or other communication shall be deemed given when actually received.

9. Amendment. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the Board or by the vote of a majority of outstanding shares of the Portfolio, and (ii) by the Non-Interested Directors, which vote must be cast in the manner required by the Act or applicable exemptive rules or relief by the SEC.

10. Right of Adviser In Corporate Name. The Adviser and the Fund each agree that the phrase “Harding Loevner,” which comprises a component of the Portfolio’s corporate name, is a property right of the Adviser. The Fund agrees and consents that (i) it will only use the phrase “Harding Loevner” as a component of its corporate name and for no other purpose; (ii) it will not purport to grant to any third party the right to use the phrase “Harding Loevner” for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the phrase “Harding Loevner” or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Adviser, the Fund will take such action as may be required to provide its consent to such use or grant; and (iv) upon the termination of any investment advisory agreement into which the Adviser and the Fund may enter, the Fund shall, upon request by the Adviser, promptly take such action, at its own expense, as may be necessary to change the Portfolio’s corporate name to one not containing the phrase “Harding Loevner” and following such a change, shall not use the phrase “Harding Loevner” or any combination thereof, as part of the Portfolio’s corporate name or for any other commercial purpose, and shall use its reasonable efforts to cause its officers, directors and stockholders to take any and all actions which the Adviser may request to effect the foregoing and recovery to the Adviser any and all rights to such phrase.

11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require or to impose any duty upon either of the parties to do anything in violation of any applicable laws or regulations.

IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

ATTEST		HARDING, LOEVNER FUNDS, INC.

By:	/s/ Lisa Price	By:	/s/ Ryan Bowles

	Lisa Price		Ryan Bowles President

ATTEST		HARDING LOEVNER LP

By:	/s/ Lisa Price	By:	/s/ Aaron Bellish

	Lisa Price		Aaron Bellish Chief Executive Officer